Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Form 10K for the year ended December 31, 2016 of General Steel Holdings, Inc. of our report dated August 30, 2016 relating to the consolidated balance sheets of General Steel Holdings, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, change in deficiency and cash flows for each of the years in the two-year period ended December 31, 2015 filed with the Securities and Exchange Commission on August 30, 2016.

/s/ Friedman LLP

New York, New York

December 4, 2018